UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146719

PGT Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0634715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1070 Technology Drive

North Venice, FL 34275
(Address of Principal Executive Offices) (Zip Code)
_______________________

PGT Savings Plan

(Full title of the plan)
_______________________

Ryan Quinn, Esq.

General Counsel and Corporate Secretary

1070 Technology Drive

North Venice, Florida 34275

(Name and address of agent for service)

(941) 480-1600
(Telephone number, including area code, of agent for service)

Copy to:
Shane Tintle, Esq.
Davis Polk & Wardell LLP
450 Lexington Avenue

New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company☐	Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

PGT Innovations, Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) this post-effective amendment to deregister the shares of common stock, $0.01 par value per share, of the Registrant (the “Common Stock”), previously registered under the following Registration Statement on Form S-8 filed with the SEC (the “Registration Statement”), together with any and all plan interests registered thereunder:

•
Registration Statement No. 333-146719, filed on October 15, 2007, which registered the offering of 500,000 shares of the Registrant’s Common Stock, and an indeterminate number of interests pursuant to the PGT Savings Plan (the “Plan”).

Effective December 29, 2020, the Registrant’s shares of Common Stock ceased to be an investment option under the Plan, and effective December 9, 2022, all Plan balances invested in shares of the Registrant’s Common Stock or related plan interests were liquidated. Accordingly, no issuance of shares of the Registrant’s Common Stock under the Plan or any plan interests related thereto are required to be registered under the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statement and, the Registrant hereby deregisters all shares of the Registrant’s Common Stock and all related plan interests registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and related plan interests.

SIGNATURE

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venice, State of Florida, on this 9th day of May 2023.

PGT INNOVATIONS, INC.
Date: May 9, 2023

	By:	/s/ Ryan Quinn
Ryan Quinn
General Counsel and Corporate Secretary
PGT Innovations, Inc.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees of (or other persons who administer) the PGT Savings Plan, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venice, State of Florida, on this 9th day of May 2023.

PGT SAVINGS PLAN
Date: May 9, 2023

	By:	/s/ Debbie LaPinska
Debbie LaPinska
Plan Administrator

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.